SUPPLEMENT DATED OCTOBER 31, 2001

TO PROSPECTUS DATED MAY 1, 2001 FOR

INDIVIDUAL AND GROUP VARIABLE, FIXED AND MARKET VALUE

ADJUSTED DEFERRED ANNUITY CONTRACTS

SCUDDER DESTINATIONSSM ANNUITY

Issued By

KILICO VARIABLE ANNUITY SEPARATE ACCOUNT

and

KEMPER INVESTORS LIFE INSURANCE COMPANY

The Supplement describes variations to the Scudder DestinationsSM Annuity Prospectus that apply if you purchase your contract in the State of Oregon. Following is a summary of these variations:

    Guarantee Period options are limited to one to five year periods.

    The Annuity Date must be at least seven years after the Date of Issue.

    Any change in the Annuity Date must be to a date later than the end of any Guarantee Period in which you have money allocated at the time of change.

    You may not transfer or allocate amounts to a Guarantee Period which would end after the Annuity Date.

    The Withdrawal Charges under the Contract apply only in the first seven years after the Contract is issued.

    The Annuity Option selected must result in payments of at least $20.

    Guaranteed Retirement Income Benefit charges will be refunded if you die before the Contract is annuitized, unless your surviving spouse beneficiary elects to continue the Contract.

These changes are further described below with reference to those parts of the Prospectus modified by this Supplement. Please read this Supplement carefully and keep it with your Prospectus for future reference.

GUARANTEE PERIODS

  The first sentence of the first paragraph under the section entitled "The MVA Option" appearing on page 16 of the Prospectus is revised to read as follows:

  "You may allocate amounts in the Market Value Adjustment ("MVA") Option to one or more Guarantee Periods with durations of one to five years during the Accumulation Period."

  The first sentence of the first paragraph under the section entitled "3. Guarantee Periods of the MVA Option." appearing on page 24 of the Prospectus is revised to read as follows:

"You may allocate Purchase Payments to one or more Guarantee Periods with durations of one to five years."

ANNUITY DATE

  The third sentence of the paragraph immediately under the heading "THE ANNUITY PERIOD" appearing on page 33 of the Prospectus is revised to read as follows:

  "The Annuity Date must be at least seven years after the Date of Issue."

  The following sentence is added to the end of the paragraph immediately under the heading "THE ANNUITY PERIOD" appearing on page 33 of the Prospectus:

"If you change the Annuity Date the new Annuity Date must be later than the end of any Guarantee Period in which you have money allocated at the time you change the Annuity Date."

TRANSFERS

1. The following sentence is added to the end of the first paragraph under the section entitled "1. Application of Purchase Payments." appearing on page 23, and after the first sentence under the section entitled "3. Guaranteed Periods of the MVA Option." appearing on page 24 of the Prospectus:

"You may not transfer or allocate amounts to a Guarantee Period which would end after the Annuity Date."

  The following sentence is added to the end of the first paragraph under the section entitled "6. Transfer During Accumulation Period." appearing on page 25 of the Prospectus:

    "transfers may not be made to a Guarantee Period that would end after the Annuity Date."

WITHDRAWAL CHARGES

The term "Contribution Year" is replaced with "Contract Year" wherever it appears in the Prospectus.

ANNUITY OPTIONS

The last sentence of the first paragraph under the section entitled "2. Annuity Options." appearing on page 33 of the Prospectus is revised to read as follows:

"In addition, if the first monthly payment is less than $20, we may change the frequency of payments to quarterly, semiannual or annual intervals so that each payment will be at least $20."

GUARANTEED RETIREMENT INCOME BENEFIT CHARGES

The following sentence is added to the end of the paragraph under the section entitled "5. Guaranteed Retirement Income Benefit Charge." appearing on page 32 of the Prospectus:

"If the Owner dies while GRIB coverage is in force and before the Contract has been annuitized, any GRIB charges previously deducted under the Contract will be added to the death benefit unless a surviving spouse is the beneficiary and elects to continue the Contract."

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A current Prospectus dated May 1, 2001 for the Scudder DestinationsSM Annuity must accompany this Supplement.

For use in Oregon only